                -------------------------------------------------


          SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                    DUKE REALTY SERVICES LIMITED PARTNERSHIP


                -------------------------------------------------






                                                  Dated as of September 30, 1994

                                TABLE OF CONTENTS

ARTICLE I                       General Provisions . . . . . . . . . .       1

      Section 1.01.  Name. . . . . . . . . . . . . . . . . . . . . . .       1
      Section 1.02.  Place of Business . . . . . . . . . . . . . . . .       1
      Section 1.03.  Continuation and Term . . . . . . . . . . . . . .       1
      Section 1.04.  Definitions . . . . . . . . . . . . . . . . . . .       1

ARTICLE II                       Members and Status. . . . . . . . . .      13

      Section 2.01.  The Partners. . . . . . . . . . . . . . . . . . .      13
      Section 2.02.  Additional Partners . . . . . . . . . . . . . . .      13
      Section 2.03.  Liability of General Partner. . . . . . . . . . .      13
      Section 2.04.  Limitation Upon Liability of Limited Partners . .      15

ARTICLE III          Scope of Partnership and Mode of Operation. . . .      16

      Section 3.01.  Scope of Partnership. . . . . . . . . . . . . . .      16
      Section 3.02.  Powers of the Partnership . . . . . . . . . . . .      16
      Section 3.03.  Management of the Partnership . . . . . . . . . .      18
      Section 3.04.  Limitation on Powers. . . . . . . . . . . . . . .      18
      Section 3.05.  Non-Participation in Management by
      Limited Partners . . . . . . . . . . . . . . . . . . . . . . . .      19
      Section 3.06.  Time to be Devoted to Business. . . . . . . . . .      19
      Section 3.07.  Dealings With Related Entities. . . . . . . . . .      19
      Section 3.08.  Other Business. . . . . . . . . . . . . . . . . .      20
      Section 3.09.  Restriction on General Partner and
      Partnership Activities . . . . . . . . . . . . . . . . . . . . .      21
      Section 3.10.  Indemnification . . . . . . . . . . . . . . . . .      22
      Section 3.11.  Voting Rights of Limited Partners . . . . . . . .      25
      Section 3.12.  Approval Procedures . . . . . . . . . . . . . . .      25
      Section 3.13.  Loans to and from the Partnership . . . . . . . .      25
      Section 3.14.  Reimbursement of Expenses . . . . . . . . . . . .      26
      Section 3.15.  General Manager and Assistant General Manager . .      27

ARTICLE IV     Capital Contributions, Allocations
     and Distributions . . . . . . . . . . . . . . . . . . . . . . . .      28


      Section 4.01.  Capital Contributions . . . . . . . . . . . . . .      28
      Section 4.02.  Distributable Cash. . . . . . . . . . . . . . . .      29
      Section 4.03.  Distributions From Terminating Capital
      Transaction    . . . . . . . . . . . . . . . . . . . . . . . . .      31
      Section 4.04.  Allocation of Gross Income and Gross Expenses . .      31
      Section 4.05.  Regulatory Allocations. . . . . . . . . . . . . .      33
      Section 4.06.  Other Allocation Rules. . . . . . . . . . . . . .      37
      Section 4.07.  Tax Allocations; Code Section 704(c). . . . . . .      37
      Section 4.08.  Deficit Make-Up Obligation. . . . . . . . . . . .      38
      Section 4.09.  General Provisions. . . . . . . . . . . . . . . .      38
      Section 4.10.  No Interest on Capital Accounts . . . . . . . . .      38
      Section 4.11.  Distribution of Property. . . . . . . . . . . . .      38
      Section 4.12.  Return of Capital Contribution. . . . . . . . . .      38
      Section 4.13.  Restructuring of Partnership. . . . . . . . . . .      39

ARTICLE V    Accounting, Reporting and Holding of Assets . . . . . . .      39

      Section 5.01.  Fiscal Year . . . . . . . . . . . . . . . . . . .      39
      Section 5.02.  Records, Accounting and Reports . . . . . . . . .      39
      Section 5.03.  Right to Inspection . . . . . . . . . . . . . . .      40
      Section 5.04.  Holding and Transfer of Assets. . . . . . . . . .      41
      Section 5.05.  Bank Accounts . . . . . . . . . . . . . . . . . .      42
      Section 5.06.  Tax Status; Notice of Tax Controversy . . . . . .      43
      Section 5.07.  Tax Matters Partner; Tax Elections; Tax Returns .      43
      Section 5.08.  Tax Matters Partner Not Liable. . . . . . . . . .      45
      Section 5.09.  Withholding . . . . . . . . . . . . . . . . . . .      46

ARTICLE VI    Dissolution and Continuation of Partnership. . . . . . .      47

      Section 6.01.  Dissolution . . . . . . . . . . . . . . . . . . .      47
      Section 6.02.  Deemed Distribution and Recontribution. . . . . .      47
      Section 6.03  Notice of Dissolution. . . . . . . . . . . . . . .      48
      Section 6.04.  Continuation of Partnership . . . . . . . . . . .      48
      Section 6.05.  Extension of Term . . . . . . . . . . . . . . . .      48

ARTICLE VII    Transfer of Units and Changes in Partners . . . . . . .      48

      Section 7.01.  General Partner Transfers Restricted. . . . . . .      48
      Section 7.02.  Limited Partner Transfers Restricted. . . . . . .      49
      Section 7.03.  Duke Realty Option. . . . . . . . . . . . . . . .      49
      Section 7.04.  Effect of Transfer. . . . . . . . . . . . . . . .      51

ARTICLE VIII     Liquidation . . . . . . . . . . . . . . . . . . . . .      52

      Section 8.01.  Liquidation Determination . . . . . . . . . . . .      52
      Section 8.02.  Liquidation Procedure . . . . . . . . . . . . . .      52
      Section 8.03.  Allocation of Liquidation Proceeds. . . . . . . .      52

ARTICLE IX     Miscellaneous . . . . . . . . . . . . . . . . . . . . .      53

      Section 9.01.  Notice. . . . . . . . . . . . . . . . . . . . . .      53
      Section 9.02.  Construction. . . . . . . . . . . . . . . . . . .      53
      Section 9.03.  Assigns and Successors in Interest. . . . . . . .      53
      Section 9.04.  Assignment. . . . . . . . . . . . . . . . . . . .      54
      Section 9.05.  Amendment . . . . . . . . . . . . . . . . . . . .      54
      Section 9.06.  Certificate of Limited Partnership. . . . . . . .      56
      Section 9.07.  Further Assurances. . . . . . . . . . . . . . . .      56
      Section 9.08.  Warranties of Representatives . . . . . . . . . .      56
      Section 9.09.  Computation of Time . . . . . . . . . . . . . . .      56
      Section 9.10.  Captions. . . . . . . . . . . . . . . . . . . . .      56
      Section 9.11.  Identification. . . . . . . . . . . . . . . . . .      56
      Section 9.12.  Counterparts. . . . . . . . . . . . . . . . . . .      56
      Section 9.13.  Partners' Capability. . . . . . . . . . . . . . .      57
      Section 9.14.  Severability. . . . . . . . . . . . . . . . . . .      57
      Section 9.15.  Approval or Consent . . . . . . . . . . . . . . .      57
      Section 9.16.  Meetings. . . . . . . . . . . . . . . . . . . . .      57
      Section 9.17.  Consent of Partners and Assignees . . . . . . . .      57
      Section 9.18.  Limitation on Benefits of this Agreement. . . . .      57

          SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                    DUKE REALTY SERVICES LIMITED PARTNERSHIP


     The undersigned, Duke Services, Inc., an Indiana corporation, as General Partner, and Duke Realty Limited Partnership, an Indiana limited partnership, and DMI Partnership, an Indiana general partnership, as Limited Partners, desiring to associate themselves as partners, hereby adopt and agree as provided in the following Second Amended and Restated Agreement of Limited Partnership (the "Agreement").

                                    ARTICLE I

                               GENERAL PROVISIONS

     SECTION 1.01. NAME. The name of the Partnership is Duke Realty Services Limited Partnership.

     SECTION 1.02. PLACE OF BUSINESS. The specified office of the Partnership shall be 8888 Keystone Crossing, Suite 1150, Indianapolis, Indiana 46240, or at such location as may be selected from time to time by the General Partner.

     SECTION 1.03. CONTINUATION AND TERM. The Partners agree that the Amended and Restated Agreement of Limited Partnership dated as of October 4, 1993 that previously evidenced the Partnership is hereby amended and restated in its entirety as provided herein, and the Partnership is continued without interruption under and pursuant to the terms and provisions of the Act. The term of the Partnership shall extend until December 31, 2043, subject to extension as provided in Section 6.05, unless sooner terminated as hereinafter provided.

     SECTION 1.04. DEFINITIONS. The following terms have the following meanings herein:

          "ACT" means the Indiana Revised Uniform Limited Partnership Act, as now or hereafter amended.

          "ADJUSTED CAPITAL ACCOUNT" means, with respect to any Partner, such Partner's Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments:


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

     (i) Credit to such Capital Account any amounts which such Partner is obligated to restore to the Partnership pursuant to
               Section 1.704-1(b)(2)(ii)(C) of the Treasury Regulations or is deemed to be obligated to restore to the Partnership pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, and


     (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

          "AFFILIATE" means a Person who, with respect to another person, directly or indirectly controls, is controlled by or is under common control with such other Person.

          "AGREED VALUE" means, in the case of property other than cash contributed to the Partnership, the fair market value of such property at the time of contribution as determined by agreement of the Partners or, in the absence of such an agreement, as determined by the General Partner using such reasonable method of valuation as it may adopt, reduced in either case by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed.

          "ANNUAL PREFERRED RETURN" means, with respect to a Partner for any year, 7.5% of the total Capital Contributions of the Partner.

          "ASSIGNMENT" means any sale, assignment, transfer, pledge, encumbrance or other disposition of, or the granting of a security interest in, a Partnership Interest, including without limitation a transfer in connection with a dissolution, merger, consolidation or similar action of a Partner or an assignee. "Assign" means to effect an Assignment.

          "BANKRUPTCY" means, with respect to a Person, the happening of any of the following:


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

          (A) The entry by a court or governmental agency having jurisdiction in the premises of a decree or order for relief in respect of the Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person, or for any substantial part of such Person's property or ordering the winding up or liquidation of such Person's affairs, and such decree or order remaining unstayed and in effect for a period of sixty (60) consecutive days; or

          (B) The commencement by the Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law; or

          (C) The consent by the Person to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any substantial part of such Person's property, or the filing of a pleading in any court of record admitting in writing the inability of the Person to pay his, her or its debts as they come due; or

          (D) The making by the Person of a general assignment for the benefit of creditors.

          "CAPITAL ACCOUNT" means, as to any Partner, a book account maintained in accordance with the following provisions:

     To each Partner's Capital Account there shall be credited:

          (A) the amount of cash such Partner has contributed to the Partnership (including any contribution pursuant to Section 4.01),

          (B) the Agreed Value of any property other than cash such Partner has contributed to the Partnership as a Capital Contribution,

          (C) the amount of Gross Income allocated to such Partner and any items in the nature of income that are allocated to such Partner pursuant to Section 4.05, and

          (D) the amount of any liabilities of the Partnership that are assumed by the Partner or are secured by any property distributed by the Partnership to such Partner determined in accordance with Treasury Regulations issued under Section 752 of the Code;

     To each Partner's Capital Account there shall be debited:

          (X) the amount of cash and the gross fair market value of any Partnership asset distributed to such Partner with respect to the Partner's Partnership Interest pursuant to any provision of this Agreement, and

          (Y) the amount of Gross Expenses allocated to such Partner and any items in the nature of expenses that are allocated to such Partner pursuant to Section 4.05.

     Each Partner's Capital Account shall be debited for the amount of its share of Distributable Cash as of the date such amount is declared and accrued by the General Partner pursuant to Section 4.02 of this Agreement. Each Partner's Capital Account shall be further maintained and adjusted in accordance with the Code and Treasury Regulations thereunder, including any other adjustments to Capital Accounts provided in the Treasury Regulations issued under Section 704 of the Code, such as, but not limited to, increases or decreases to reflect a revaluation of Partnership property on the Partnership's books in accordance with the rules of Treasury Regulations
     Section 1.704-1(b)(2)(iv)(f). The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations
     Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Any questions with respect to a Partner's Capital Account shall be resolved by the General Partner in its reasonable discretion, applying principles consistent with the Agreement. Generally, a transferee of a Partnership interest shall succeed to the Capital Account relating to the Partnership interest transferred or the corresponding portion thereof. The Capital Account of a Partner may, under certain circumstances, be an amount less than zero.

          "CAPITAL CONTRIBUTION" means the total amount of cash and the Agreed Value of any other contributed property contributed to the Partnership by a Partner.

          "CODE" means the Internal Revenue Code of l986, as amended (or any corresponding provision of succeeding law). A reference to a section of the Code shall be deemed to include any amendatory or successor provision thereto.


          "CODE SECTION 705(a)(2)(B) EXPENDITURES" mean expenditures described in Code Section 705(a)(2)(B) and any amounts treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulations Section
     1.704-1(b)(2)(iv)(i)(2).

          "DEPRECIATION" means for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Partnership asset is reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such asset pursuant to Section 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, depreciation, amortization, or other cost recovery deductions shall be computed for book purposes with respect to such asset pursuant to Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations.

          "DISTRIBUTABLE CASH" means, with respect to any period for which such calculation is being made, (i) the sum of:

          (A) The Partnership's Gross Income minus Gross Expenses for such period;

          (B) Depreciation and all other noncash charges deducted in determining Gross Expenses for such period;

          (C) The amount of any reduction in reserves of the Partnership referred to in clause (ii)(Y) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary);

          (D) The excess of proceeds (net of transaction expenses) from the sale, exchange, disposition, or financing or refinancing of Partnership property for such period over any gain recognized from such sale, exchange, disposition, or financing or refinancing during such period (excluding Terminating Capital Transactions);

          (E) Any expense or loss amount included in determining Gross Expenses for such period that was not disbursed by the Partnership during such period; and

          (F) All other cash received by the Partnership for such period that was not included in clauses (A) to (E) with respect to such period;

     (ii) less the sum of:

          (U) All principal debt payments made during such period by the Partnership;

          (V)  Capital expenditures made by the Partnership during such period;

          (W) Investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clauses (ii)(U) or (V);

          (X) Any income or gain amount included in determining Gross Income for such period that was not received by the Partnership during such period;

          (Y) The amount of any increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion; and

          (Z) All other expenditures and payments not included in clauses (U) to (Y) with respect to such period;

          Notwithstanding the foregoing, Distributable Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

          "DISTRIBUTION" means any cash or property distributed to a Partner or assignee arising from its interest in the Partnership.

          "DMI" means DMI Partnership, an Indiana general partnership.

          "DRE" means Duke Realty Investments, Inc., an Indiana corporation of which the General Partner is a wholly-owned subsidiary.

          "DUKE REALTY" means Duke Realty Limited Partnership, an Indiana limited partnership.

          "DUKE REALTY UNITS" means Units of partner interest in Duke Realty.

          "GENERAL PARTNER" means Duke Services, Inc., an Indiana corporation.

          "GROSS EXPENSES" means, for each fiscal year or other period, an amount equal to all of the Partnership's deductions provided in Code
     Section 62, as modified by Code Section 703, including, but not limited to, losses from the sale or disposition of an asset, with the following adjustments:

       (i) Any Code Section 705(a)(2)(B) Expenditures not otherwise taken into account in computing Gross Expenses pursuant to this definition shall be added to such expenses;

      (ii) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such Gross Expenses, there shall be taken into account Depreciation for such fiscal year or other period;

     (iii) In the event any asset of the Partnership is distributed to any Partner or sold by the Partnership, the excess on such date of
               (a)(1) the adjusted basis of the asset for Federal income tax purposes, or (2) if the asset is reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such asset pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(d) or Section 1.704-1(b)(2)(iv)(f), the gross fair market value on the date of the contribution of the asset to the Partnership or the gross fair market value of the asset on the date of the asset's revaluation on the Partnership's books, as the case may be (as determined by the General Partner) less Depreciation, over (b) the gross fair market value, shall be taken into account as loss from the disposition of such asset for purposes of computing Gross Expenses; and

          (iv) Notwithstanding anything to the contrary in the definition of the term "Gross Expenses", any items which are allocated pursuant to
               Section 4.05 hereof shall not be taken into account in computing Gross Expenses.

          "GROSS INCOME" means, for each fiscal year or other period, an amount equal to all of the Partnership's income from whatever source derived, as provided in Code Section 61, including, but not limited to, gain from the sale or disposition of an asset and any income exempt from Federal income tax, with the following adjustments:

          (i) In the event any asset of the Partnership is distributed to any Partner or sold by the Partnership, the excess on such date of
               (a) the gross fair market value over (b)(i) the adjusted basis of the asset for federal income tax purposes, or (ii) if the asset is reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such asset pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), the gross fair market value on the date of the contribution of the asset to the Partnership or the gross fair market value of the asset on the date of the asset's revaluation on the Partnership's books, as the case may be (as determined by the General Partner) less Depreciation, shall be taken into account as gain from the disposition of such asset for purposes of computing Gross Income; and

          (ii) Notwithstanding anything to the contrary in the definition of the term "Gross Income", any items which are allocated pursuant to
               Section 4.05 hereof shall not be taken into account in computing Gross Income.

          "IRS" means the Internal Revenue Service.

          "LIMITED PARTNERS" means (i) Duke Realty and DMI, and (ii) successors or other Persons who are admitted as Partners pursuant to this Agreement, in each case until all of the Partnership Interest owned by any such Person is transferred under Article VII.

          "NONRECOURSE DEDUCTIONS" means the nonrecourse deductions as defined in Section 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain during such fiscal year reduced by any distributions during such fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Sections 1.704-2(c) and 1.704-2(h) of the Treasury Regulations.

          "NONRECOURSE LIABILITY" means a liability as defined in
     Section 1.704-2(b)(3) of the Treasury Regulations.

          "PARTNER" means the General Partner or any Limited Partner.

          "PARTNER NONRECOURSE DEBT" means a liability as defined in
     Section 1.704-2(b)(4) of the Treasury Regulations.

          "PARTNER MINIMUM GAIN" means an amount with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

          "PARTNER NONRECOURSE DEDUCTIONS" means the partner nonrecourse deductions defined in Section 1.704-2(i)(2) of the Treasury Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a fiscal year equals the net increase, if any, in the amount of Partner Minimum Gain during such fiscal year attributable to such Partner Nonrecourse Debt, reduced by any distributions during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent that such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined according to the provisions of Sections 1.704-2(h) and 1.704-2(i) of the Treasury Regulations.

          "PARTNERSHIP" means the partnership governed by this Agreement.

          "PARTNERSHIP INTEREST" means an interest in the Partnership, representing a Capital Contribution and/or a right to receive a share of the Partnership's Gross Income, Gross Expenses, or Distributions, and in all cases the rights, powers and privileges appurtenant thereto in accordance with this Agreement.

          "PARTNERSHIP MINIMUM GAIN" means the aggregate gain, if any, that would be realized by the Partnership for purposes of computing Gross Income or Gross Expenses with respect to each Partnership asset if each Partnership asset subject to a Nonrecourse Liability were disposed of for the amount outstanding on the Nonrecourse Liability by the Partnership in a taxable transaction. Partnership Minimum Gain with respect to each Partnership asset shall be further determined in accordance with Section 1.704-2(d) of the Treasury Regulations and any subsequent rule or regulation governing the determination of minimum gain. A Partner's share of Partnership Minimum Gain at the end of any Partnership year shall equal the aggregate Nonrecourse Deductions allocated to such Partner (or his predecessors in interest) up to that time, less such Partner's (and predecessors') aggregate share of decreases in Partnership Minimum Gain determined in accordance with Section 1.704-2(g) of the Treasury Regulations.

          "PERCENTAGE SHARE" means (i) with respect to the General Partner, 1%,
     (ii) with respect to Duke Realty, 9%, and (iii) with respect to DMI, 90%.

          "PERSON" means an individual, firm, partnership, corporation, estate, trust, pension or profit-sharing plan or other entity.

          "REIT" means a real estate investment trust under Section 856 of the Code.

          "SECONDARY PERCENTAGE SHARE" means (i) with respect to the General Partner, 1%, (ii) with respect to Duke Realty, 89%, and (iii) with respect to DMI, 10%.

          "SPECIAL PARTNER APPROVAL" means the approval of (i) the General Partner and (ii) Partners holding more than fifty percent (50%) of the Percentage Shares.

          "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

          "TAX MATTERS PARTNER" means the General Partner, or any successor thereto appointed by the General Partner.

          "TERMINATING CAPITAL TRANSACTION" means either the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or a related series of transactions or a dissolution of the Partnership under the Partnership is continued.

          "TREASURY REGULATIONS" means the Income Tax Regulations promulgated under the Code as such Treasury Regulations may be amended from time to time (including Temporary Regulations). A reference to any Treasury Regulation shall be deemed to include any amendatory or successor provision thereto.

          "UNAFFILIATED DRE DIRECTORS" means the members of DRE's board of directors who satisfy the definition of "Unaffiliated Directors" in DRE's Articles of Incorporation, as now or hereafter amended.

     Such terms shall be used either in the singular or plural and may be referred to in any gender as required by the context.

                                   ARTICLE II

                               MEMBERS AND STATUS

     SECTION 2.01. THE PARTNERS. The Partners of the Partnership shall consist of and be divided into a general partner and limited partners, with the General Partner as the sole general partner and the Limited Partners as the limited partners. The General Partner may, in its sole discretion, cause the Partnership to issue certificates representing the Partnership Interests of the Partners.

     SECTION 2.02.  ADDITIONAL PARTNERS.  Except as provided in Section 6.04 or
Article VII, no additional partners shall be admitted.

     SECTION 2.03.  LIABILITY OF GENERAL PARTNER.

     (a) Subject to the limitations expressed in this Section, the General Partner shall have unlimited liability for the repayment, satisfaction and discharge of the obligations of the Partnership to third parties dealing with the Partnership as prescribed by law, except for nonrecourse obligations of the Partnership. The General Partner is not liable to the Partnership and the Limited Partners (i) for return of the Capital Contribution or any portion thereof of any Limited Partner, except with respect to a deficit make-up obligation as provided in Section 4.08, (ii) on account of any disallowance or adjustment by a taxing authority of the allocation of taxable income, gain, losses, deductions or credits in Partnership income tax returns, (iii) on account of any failure by the Partnership to achieve any forecasted financial return or (iv) for any action or omission to act not constituting willful misconduct or gross negligence.

     (b) Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership, any Partners or any assignees for losses sustained or liabilities incurred as a result of errors in judgment or any act or omission if the General Partner acted in good faith.

     (c) The Limited Partners (and assignees by acceptance of an Assignment) expressly acknowledge that the General Partner is acting on behalf of DRE's shareholders collectively, that the

General Partner is under no obligation to consider the separate interests of the Limited Partners or assignees (including, without limitation, the tax consequences to Limited Partners or assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners or assignees in connection with such decisions, PROVIDED THAT the General Partner has not acted in bad faith. The General Partner shall be conclusively presumed not to have acted in bad faith if it reasonably believed that its actions were in the best interests of the shareholders of DRE.

     (d)  Subject to its obligations and duties as General Partner set forth in
Section 3.03(a) hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

     (e) Any amendment, modification or repeal of this Section 2.03, or any provision hereof, shall be prospective only and shall not in any way affect the limitations on the General Partner's liability to the Partnership and the Limited Partners under this Section 2.03 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

     (f) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (g) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     (h) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

     (i) Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of DRE to continue to qualify as a REIT, (ii) to protect the tax classification of the Partnership or any other partnership which is an Affiliate of the Partnership as a partnership for tax purposes, or (iii) to avoid DRE incurring any taxes under Section 857 or
Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

     (j) The rights and limitations of liability provided by this section to the General Partner shall extend to the directors, officers, employees and agents of the General Partner and DRE; PROVIDED, HOWEVER, that nothing in this section shall be construed to create or imply any liability of any director, officer, employee or agent of the General Partner or DRE.

     SECTION 2.04. LIMITATION UPON LIABILITY OF LIMITED PARTNERS. The personal liability of each Limited Partner to the Partnership (except as provided in Section 4.01), to the other Partners, to the creditors of the Partnership or to any other third party for the losses, debts or liabilities of the Partnership shall be limited to (i) the amount of its Capital Contribution which has not theretofore been returned to it as a Distribution (including a Distribution upon liquidation), and (ii) the amount of any liability under I.C. 23-16-7-8 for any Capital Contribution returned to the Limited Partner. No Limited Partner shall at any time be liable or held accountable to the Partnership, to the other Partners, to the creditors of the Partnership or to any other third party for or on account of any negative balance in its Capital Account.


                                   ARTICLE III

                   SCOPE OF PARTNERSHIP AND MODE OF OPERATION

     SECTION 3.01. SCOPE OF PARTNERSHIP. The purpose of the Partnership is (i) to engage in the business of providing leasing services, property management services, construction management services, development services and related services (including, but not limited to, security, asset management and space planning) for commercial real property, (ii) to do each and every thing necessary, suitable or proper for the accomplishment of the purpose described in
(i) or the attainment of any one or more of the objects herein stated, either alone, or in association with, or as agent or representative for, other corporations (whether public, governmental or private), partnerships, individuals, or entities, and (iii) to accomplish any other lawful business incidental thereto or which shall at any time appear conducive to or expedient for the protection of the Partnership.

     SECTION 3.02. POWERS OF THE PARTNERSHIP. Subject to the limitations in Sections 3.09(b) and 3.09(c), the Partnership shall have all the powers permitted by law which are necessary or desirable in carrying out the purposes and business of the Partnership, including, but not limited to, the following powers:

     (a) To acquire by purchase, exchange, lease, hire, or otherwise, real and personal property of every kind, character and description whatsoever, and wheresoever situated, and any interest therein, either alone or in conjunction with others, and to hold for investment, own, use, develop, operate, lease, mortgage, sell or otherwise dispose of, convey or otherwise deal in the same and any interest therein;

     (b) To perform all services related to the acquisition, development, holding, management, financing, leasing and disposition of real and personal property of every kind, character and description, including, but not limited to, the performance of management and other services pursuant to contracts contributed to the Partnership by DMI;

     (c) To borrow or raise money for any of the purposes of the Partnership, and from time to time, without limitation as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, evidences of indebtedness and other instruments, and to secure the payment thereof, the interest thereon and any other obligations or liabilities relating thereto, in any manner, including without limitation by mortgage on, security interest in or pledge, or conveyance or assignment in trust of, the whole or any part of the assets of the Partnership, real, personal or mixed, including contract rights and options, whether at the time owned or thereafter acquired, and future earnings, and to sell, pledge or otherwise dispose of such securities or other obligations of the Partnership for the furtherance of its purpose;

     (d) To act in any state or nation in which the Partnership may lawfully act, for itself or as principal, agent or representative for any individual, association, partnership, corporation or legal entity, respecting business of the Partnership;

     (e) To enter into, make, amend, perform and carry out, or cancel and rescind, contracts and other obligations for any lawful purpose pertaining to the business of the Partnership, including, but not limited to, one or more agreements to reimburse or be reimbursed by Duke Services for employee, administrative or other costs associated with the Partnership's properties or properties for which services are rendered by Duke Services;

     (f) To become a partner or member in, and perform the obligations of a partner or member of, any general or limited partnership or limited liability company or to become a shareholder of any corporation;

     (g) To apply for, register, obtain, purchase or otherwise acquire trademarks, trade names, labels and designs relating to or useful in connection with any business of the Partnership, and to use, exercise, develop and license the use of the same;

     (h) To employ, on behalf of the Partnership, legal counsel; financial counsel; accountants; professional advisors; and Persons or entities for the operation and management of the business of the Partnership;

     (i) To establish accounts and deposits and maintain funds in the name of the Partnership in banks or other financial institutions and to invest funds of the Partnership temporarily when not required for operation of its properties or distribution to the Partners, in short-term debt obligations, including without limitation obligations of federal and state governments, commercial paper and certificates of deposit of banks and other financial institutions;

     (j) To pay or reimburse any and all actual fees, costs and expenses incurred in the formation and organization of the Partnership;

     (k) To do all acts which are necessary, customary or appropriate for the protection and preservation of the Partnership's assets, including the establishment of reserves;

     (l) To loan money to, borrow money from and engage in transactions with Affiliates, subject to Sections 3.07 and 3.13;

     (m) To compromise, submit to arbitration, sue on, or defend claims in favor of or against the Partnership; and

     (n) In general, to exercise all of the general rights, privileges and powers permitted to be had and exercised by the provisions of the Act.

     SECTION 3.03. MANAGEMENT OF THE PARTNERSHIP. Subject to the limitations of this section, of Section 3.04 and of Section 3.09, the General Partner shall be responsible for the management of the Partnership's business and shall have full, exclusive and complete power and discretion, without the need for consent or approval of any other Partner, to make all decisions and to do all things which it deems necessary or desirable on behalf of the Partnership, including but not limited to the exercise of the powers specified in Section 3.02 on behalf of the Partnership.

     SECTION 3.04. LIMITATION ON POWERS. As between the Partners and subject to Section 2.03(c), no Partner shall:

          (i) Use the Partnership name or assets in any way except for the transaction of legitimate Partnership business or do any act in contravention of these Articles of Partnership; or

          (ii) Do any act which would make it impossible to carry on the business of the Partnership.

     SECTION 3.05. NON-PARTICIPATION IN MANAGEMENT BY LIMITED PARTNERS. Except as specifically provided in this Agreement, no Limited Partner as such shall participate in the control or management of the business of the Partnership, nor act for and on behalf of the Partnership in any manner whatsoever. No Limited Partner shall be deemed to be participating in the management of the business of the Partnership merely by consulting with or advising the General Partner or any Affiliate or Subsidiary of the General Partner or by acting as an officer, director, employee, agent or shareholder of the General Partner or any Affiliate or Subsidiary of the General Partner or as an employee or agent of the Partnership or any Subsidiary of the Partnership.

     SECTION 3.06. TIME TO BE DEVOTED TO BUSINESS. The General Partner and its employees and agents shall devote such time to the Partnership's business as the General Partner determines to be reasonably necessary to manage and supervise the Partnership's business and affairs in an efficient manner. Nothing in this Agreement shall preclude the employment, at the expense of the Partnership, of any agent or third party to manage or provide other services with respect to the Partnership's business, subject to the control of the General Partner. Unless otherwise provided in a writing executed by the General Partner, any such employment, or any appointment of any agent or authorization by the General Partner shall in all cases be subject to immediate termination upon written notice by the General Partner.

     SECTION 3.07.  DEALINGS WITH RELATED ENTITIES.

     (a) A Partner or any Affiliate of a Partner may contract or otherwise deal with the Partnership for the purchase or sale of goods, property or services or for other purposes, and the Partnership shall have the power to so contract or deal, if the transaction is in the best interests of DRE and its shareholders. The requirements of this subsection shall be deemed to be satisfied with respect to any contract or dealing for which the approval of the Unaffiliated DRE Directors has been obtained; however, the failure to obtain such approval shall not be evidence that such requirements are not otherwise satisfied. The validity of any transaction, agreement, or payment involving the Partnership and an Affiliate of a Partner otherwise permitted by this Agreement shall not be affected by reason of the relationship between the Partner and the Affiliate or the approval of the transaction, agreement, or payment by the Partner who is otherwise interested in or related to the Affiliate. Specifically, and not by way of limitation, the Partnership is permitted to contract or otherwise deal with Duke Realty, Steel Frame Erectors, Inc. and ITI-Duke Joint Venture.

     (b) If a Partner is employed by or retained by the Partnership in any capacity, compensation to such Partner shall be deemed to be for services rendered not in the Partner's capacity as a member of the Partnership, and it shall be treated for federal income tax purposes as a payment described by
Section 707(a) of the Code.

     (c) The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Duke Realty, DRE, Subsidiaries of the Partnership or the General Partner or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, Duke Realty, DRE, or any of the Partnership's or the General Partner's Subsidiaries.

     (d) The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, options, right of first opportunity arrangements and other conflict avoidance agreements with various Affiliates of the Partnership, DRE, the Limited Partners and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

     SECTION 3.08. OTHER BUSINESS. Subject to Section 3.09, nothing contained in this Agreement shall in any way or manner prohibit or restrict the right or freedom of any Partner, any Affiliate of any Partner or any other Person to conduct or participate in any business or activity individually or as a partner, shareholder or owner of any partnership, corporation or other entity other than the Partnership without any obligation or accountability to the Partnership or any other Partner, even if such business or activity competes with the business of the Partnership; and subject to Section 3.09, any entity which includes as a partner, shareholder or other owner a Partner, any Affiliate of a Partner or any other Person shall have the right at any time to own and operate any business whatsoever other than the business of the Partnership, either individually or with one or more parties, and shall not be required to obtain the consent thereto by any other Partner or offer to any other Partner or the Partnership a participation therein.

     SECTION 3.09.  RESTRICTION ON GENERAL PARTNER AND PARTNERSHIP ACTIVITIES.

     (a) Unless Special Partner Approval is obtained, the General Partner shall not engage in any of the following activities:

          (i) Directly or indirectly enter into or conduct any business, other than in connection with the ownership, acquisition and disposition of a Partnership Interest, the management of the business of the Partnership and Duke Construction Limited Partnership, and such activities as are incidental thereto.

          (ii) Own any assets other than its Partnership Interest, interests in entities which are entirely owned, directly or indirectly, by one or both of the General Partner and the Partnership, and such bank accounts or similar instruments as it deems necessary to carry out its responsibilities contemplated under this Agreement.

          (iii) Issue equity securities to or permit any of its equity securities to be owned by any Person other than DRE.

     (b) Notwithstanding anything to the contrary herein, the Partnership shall not, without Special Partner Approval, effect or enter into an agreement to effect a voluntary sale, exchange or other disposition by merger, consolidation or otherwise

(other than a disposition occurring upon a financing or refinancing by the Partnership) of all or substantially all of the assets of the Partnership in a single transaction or a series of related transactions.

     (c) Notwithstanding anything to the contrary herein, (i) the Partnership shall not take, refrain from taking, or be required to take any action which, in the judgment of the General Partner, in its sole and absolute discretion, (A) could adversely affect the ability of DRE to continue to qualify as a REIT,
(B) subject to clause (A), could adversely affect the classification of the Partnership or any partnership which is an Affiliate of the Partnership as a partnership for tax purposes, (C) could subject DRE to any additional taxes under Section 857 or Section 4981 of the Code, or (D) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing; and (ii) the Partnership, when deemed necessary by the General Partner in its sole and absolute discretion to continue DRE's qualification as a REIT, shall be required to make distributions to its Partners, whether funded by available cash revenues, borrowings or any other means, which are sufficient in amount to enable DRE to meet the REIT distribution requirements contained in Code
Section 857(a).

     SECTION 3.10.  INDEMNIFICATION.

     (a)  Each Person who is now or in the future (i) the General Partner, or
(ii) an officer, director, shareholder, or Affiliate of the General Partner, or
(iii) an officer, employee or agent of the Partnership, or (iv) any such Person's successors and assigns, shall be indemnified by the Partnership against expenses (including, but not limited to, attorneys' fees, related disbursements and removal of any liens affecting any property of the indemnitee), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by such Person in connection with any action, suit or proceeding to which such Person may be made a party by reason of being, or having been, (i) the General Partner or (ii) an officer, director, shareholder, employee, agent or Affiliate of the General Partner, or (iii) an officer, employee or agent of the Partnership, or
(iv) any such Person's successor or assign (whether or not continuing to be such at the time of incurring such expense), if such Person acted in good faith and in a manner reasonably believed by such Person to be in, or at least not opposed to, the best interests of the Partnership, and, with respect to any criminal action or proceeding, such Person had either reasonable cause to believe his or its conduct was lawful or had no reasonable cause to believe his or its conduct was unlawful. An action shall be conclusively presumed to have been reasonably believed by a Person to be in, or at least not opposed to, the best interests of the Partnership if it was reasonably believed by such Person to be in, or at least not opposed to, the best interests of DRE or its Shareholders. The termination of any proceeding by judgment, order or settlement does not create a presumption that the indemnitee did not meet the requisite standard of conduct set forth in this Section 3.10(a). The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the indemnitee acted in a manner contrary to that specified in this
Section 3.10(a). If a judgment, order, settlement or any other document which terminates a proceeding does not indicate whether the indemnitee met the requisite standard of conduct set forth in this Section 3.10(a), such determination shall be made by independent legal counsel unless the disinterested Unaffiliated DRE Directors decide otherwise. Any such indemnification shall be limited to the assets of the Partnership and shall not impose any personal liability upon any Partner. This provision is intended to provide such indemnification as is permitted under Indiana law; it shall not operate to indemnify any person in any case in which such indemnification is for any reason contrary to law.

     (b) Reasonable expenses incurred by an indemnitee who is a party to a proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the indemnitee of the indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 3.10 has been met, and (ii) a written undertaking by or on behalf of the indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

     (c) The indemnification provided by this Section 3.10 shall be in addition to any other rights to which an indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an indemnitee who has ceased to serve in such capacity.

     (d) The Partnership may purchase and maintain insurance, on behalf of any potential indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 3.10, the Partnership shall be deemed to have requested a Person to serve as fiduciary of an employee benefit plan, and such Person shall be deemed to be within the class of indemnitees in subsection (a), whenever the performance by the Person of the Person's duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of Section 3.10(a); and actions taken or omitted by the indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

     (f) In no event may an indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

     (g) An indemnitee shall not be denied indemnification in whole or in part under this Section 3.10 because the indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (h) The provisions of this Section 3.10 are for the benefit of the indemnitees and their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     SECTION 3.11.  VOTING RIGHTS OF LIMITED PARTNERS.

     (a) Subject to subsection (b), the following matters require Special Partner Approval:

          (i) The matters described in Section 3.03(c) relating to a disposition of all or substantially all of the Partnership's assets.

          (ii) Permitting the General Partner to engage in the actions described in Section 3.09.

          (iii)     Causing a dissolution of the Partnership as described in
                    Section 6.01(d).

          (iv)      Amending this Agreement as described in Section 9.05(b).

     (b) The parties intend that the exercise of any rights granted to the Limited Partners by this Agreement shall be deemed action affecting only the agreement among the Partners and not an action affecting the management and control of the business or otherwise inconsistent with the Act. The exercise of any rights of the Limited Partners under this Section shall, at the option of the General Partner, be conditioned upon the prior receipt by the General Partner of an opinion of legal counsel for the Partnership, satisfactory in form and substance to the General Partner, to the effect that such exercise will not have a material adverse federal or state income tax or other material adverse legal impact on the Partnership. A Limited Partner may, however, and shall be permitted to exercise any rights granted to the Limited Partners by this Agreement relating to management and control of the business notwithstanding any adverse effect on such Limited Partner.

     SECTION 3.12. APPROVAL PROCEDURES. Any matter requiring the consent or approval of all or any portion of the Limited Partners shall be deemed to be approved if Limited Partners entitled to vote thereon holding the requisite Partnership Interests consent in writing pursuant to the terms of this Agreement to the proposed action.

     SECTION 3.13. LOANS TO AND FROM THE PARTNERSHIP. In the event that additional funds are required by the Partnership, one or more Partners (or any Affiliate thereof) may, at the option of the General Partner, loan such funds to the Partnership. Each such loan shall be made upon terms and conditions no less favorable to the Partnership than those upon which a commercial lending institution would make such a loan to an entity with financial and business characteristics similar to the Partnership. The Partnership may loan funds to the General Partner or DRE only to the extent
(i) such funds are needed by DRE to make distributions to its shareholders
(A) required for DRE to qualify as a REIT or to avoid being subject to income or excise taxes under the Code or (B) to avoid decreasing DRE's customary level of dividends to its shareholders if maintaining such level of dividends through receipt of distributions from Duke Realty or the Partnership at any time prior to December 31, 1995 might result in treatment of such a distribution as a sale of property by a Limited Partner under Section 707 of the Code, (ii) DRE cannot satisfy its need for such funds from Duke Realty, and (iii) the Partnership cannot then satisfy DRE's need for such funds by making distributions of Distributable Cash either because sufficient Distributable Cash cannot reasonably be made available or because a distribution of Distributable Cash at any time prior to December 31, 1995 by Duke Realty or the Partnership might be treated as a sale of property under Section 707 of the Code. Any such loan shall be repaid (with distributions of Distributable Cash to Affiliates of DRE or otherwise) as soon as possible, shall have a maximum term of one (1) year and shall be made on other terms and conditions no less favorable to the Partnership than those upon which a commercial lending institution would make such a loan to an entity with financial and business characteristics similar to the General Partner or DRE, as applicable. To the extent that the Partnership loans funds to the General Partner or DRE pursuant to this section, the Partnership may also, at the option of the General Partner, loan to any other Limited Partner funds in an amount up to the amount loaned to the General Partner or DRE times the ratio of such Limited Partner's Percentage Share to the General Partner's Percentage Share, on the same terms as the loan to the General Partner or DRE, as applicable.

     SECTION 3.14.  REIMBURSEMENT OF EXPENSES.

     (a) Except as provided in this Section 3.14 and elsewhere in this Agreement (including the provisions of Article IV regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

     (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses it incurs in connection with the business of the Partnership. Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 3.10 hereof.

     (c) The General Partner shall also be reimbursed for all expenses it incurs relating to the organization of the Partnership and the General Partner.

     SECTION 3.15.  GENERAL MANAGER AND ASSISTANT GENERAL MANAGER.

     (a) The General Partner may in its discretion appoint (or remove) a General Manager and one or more Assistant General Managers of the Partnership in accordance with this section, any of whom, acting alone, shall have full power and authority to bind the Partnership as agent of the Partnership in any manner as provided in this Agreement. Such an appointment and grant of authority shall not constitute the General Manager or any Assistant General Managers a Partner under this Agreement nor relieve the General Partner from liability or responsibility for the acts of any General Manager or Assistant General Manager.

     (b) A General Manager or Assistant General Manager acting alone shall have the full power and authority to execute any and all documents on behalf of the Partnership including, but not limited to, contracts, notes, mortgages, deeds and leases for and on behalf of the Partnership which, when so executed and delivered, shall be binding upon the Partnership. Any Person dealing with the Partnership may rely on the authority of the General Manager and Assistant General Managers as described herein, and upon the certification of the General Partner as to the identity of the General Manager or any Assistant General Manager, and need not inquire further into the authority or incumbency of such Person.

     (c) The General Partner may appoint or remove any Person as General Manager or Assistant General Manager by giving written notice thereof to the Partners. In the event of the death, incapacity or adjudication of incompetence of a General Manager or an Assistant General Manager, such Person shall be deemed removed from such position without further action by the General Partner.

     (d) The appointment of a General Manager or Assistant General Manager shall not change the authority of the General Partner to execute documents on behalf of the Partnership as provided in this Agreement or under the Act. A General Manager or Assistant General Manager may execute documents in the following manner (or in any other manner which clearly indicates that the General Manager or Assistant General Manager is acting for the Partnership as its agent):

          DUKE REALTY SERVICES LIMITED PARTNERSHIP


          By:
             ---------------------------
             [Assistant] General Manager

     (e) A General Manager or Assistant General Manager shall not be personally liable for any liabilities or obligations of the Partnership solely as a result of holding the position of General Manager or Assistant General Manager.

                                   ARTICLE IV

                             CAPITAL CONTRIBUTIONS,
                          ALLOCATIONS AND DISTRIBUTIONS

     SECTION 4.01.  CAPITAL CONTRIBUTIONS.

     (a) At the time of the execution of this Agreement, the General Partner shall make a Capital Contribution of $111,000 in cash.

     (b) At the time of the execution of this Agreement, Duke Realty shall make a Capital Contribution of $1,000,000 in cash.

     (c) At the time of the execution of this Agreement, DMI shall make a Capital Contribution of all of its right, title and interest in and to the tangible and intangible assets specified in the Contribution Agreement of even date herewith by and between the Partnership and DMI, subject to the obligations and liabilities of DMI associated therewith or as listed in such Contribution Agreement and subject to a promissory note to a financial institution in the principal amount of $20,000,000, all of which Capital Contribution is assigned by the Partners an agreed net fair market value of $10,000,000.00, and the Partners agree to credit DMI's Capital Account by this amount.

     (d)  From and after the date hereof, except as provided in subsections (a),
(b) and (c) and in Sections 4.02(c) and 4.08, the Partners shall not be obligated to make further contributions to the Partnership.

     SECTION 4.02.  DISTRIBUTABLE CASH.

     (a) Distributions of Distributable Cash shall be declared and accrued as of the last day of each calendar quarter of each taxable year or more frequently by the General Partner in its sole discretion though not actually distributed to the Partners until such date as the General Partner so determines with respect to such quarter or more frequent period as follows:

     (1) To the Partners pro rata in accordance with their Percentage Shares up to the amount for each Partner of such Partner's Annual Preferred Return for the current fiscal year;

     (2) To the Partners pro rata in accordance with their Percentage Shares up to the amount for such Partner of any Annual Preferred Return of such Partner respecting a prior fiscal year which was not distributed to such Partner; and

     (3) Thereafter, to the Partners, in accordance with their Secondary Percentage Shares.

     (b) Notwithstanding subsection (a), if the Partnership reallocates Gross Income pursuant to Section 4.04(a)(4), the Partnership in the second subsequent tax year shall reallocate a corresponding amount of Distributable Cash in the same manner.

     (c)(1) Notwithstanding subsection (a), if for a fiscal year of the Partnership (a "Loss Year"), the Gross Expenses of the Partnership exceed the Gross Income of the Partnership for such year (such excess being referred to as the "Loss") and at the end of none of the four succeeding fiscal years of the Partnership does the aggregate amount of Gross Income in excess of Gross Expenses of the Partnership allocated under Section 4.04(a)(1)(A) to the General Partner and DMI offset such Loss, then the Partnership shall reallocate the distribution of Distributable Cash or, if there is insufficient Distributable Cash, require the General Partner and DMI to contribute cash to the Partnership, in an amount equal to the lesser of (1) the amount of the Loss and
               (2) the excess of the amount of the Loss plus the aggregate Gross Expenses allocated to the General Partner and DMI for such four fiscal year period over the aggregate Gross Income allocated to the General Partner and DMI under Section 4.04(a)(1) for such four year period.

     (c)(2) If the distribution of Distributable Cash is reallocated or the General Partner and DMI are required to contribute cash to the Partnership pursuant to subsection (c)(1), and in any subsequent year the allocation to DMI and the General Partner of Gross Income for such year exceeds the Gross Expenses allocable to DMI and the General Partner for such year, then notwithstanding subsection (a), distributions of Distributable Cash in an amount up to such excess Gross Income for such year (provided that, in such an event, such amount of excess Gross Income shall not also offset any prior year Loss for purposes of calculations made under subsection (c)(1)) shall first be made 99% to DMI and 1% to the General Partner until the aggregate amount of cash distributed to each Partner under this subsection (c)(2) for all fiscal years of the Partnership equals the aggregate amount of cash reallocated away from such Partner or the aggregate amount of cash contributed by such Partner pursuant to subsection (c)(1) for all fiscal years of the Partnership and not previously restored to such Partner pursuant to this subsection (c)(2) for all fiscal years of the Partnership.

     SECTION 4.03. DISTRIBUTIONS FROM TERMINATING CAPITAL TRANSACTION. After the occurrence of a Terminating Capital Transaction, all cash of the Partnership from all sources shall be applied and distributed in the following order, after adjusting Capital Accounts for all Distributions under Section 4.02 and all allocations of Gross Income and Gross Expenses:

     (a) To the payment of debts and liabilities of the Partnership deemed appropriate by the General Partner to pay at that time in the order of priority as provided by law (other than those to Partners) including the expenses of or relating to sale, refinancing, exchange, condemnation, destruction or other disposition of assets of the Partnership;

     (b) To the setting up of such reserves as are reasonably necessary for any contingent liabilities or obligations of the Partnership or for the operation of the Partnership, as determined solely by the General Partner in good faith;

     (c) To the payment of debts and liabilities of the Partnership to the Partners other than in respect to the balances in the Capital Accounts of Partners; and

     (d) To the Partners in accordance with the positive balances in their Capital Accounts.

     SECTION 4.04.  ALLOCATION OF GROSS INCOME AND GROSS EXPENSES.

     (a) After giving effect to the allocations set forth in Section 4.05 hereof, for each fiscal year of the Partnership (as defined in Section 5.01) or portion thereof:

     (1) Gross Income shall be allocated: (A) 99% to DMI and 1% to the General Partner to the extent that the aggregate amount of Gross Expenses allocated to the Partners pursuant to subsection (a)(2) during the term of the Partnership exceeds the aggregate amount of Gross Income allocated to the Partners pursuant to this subsection (a)(1)(A) during the term of the Partnership (excluding from this calculation any Gross Income which may be reallocated pursuant to subsection (a)(4)); (B) to the Partners in accordance with their Percentage Shares to the extent of the excess of the sum of the cumulative Annual Preferred

          Return for all fiscal years of the Partnership, whether or not actually distributed, over the amounts of Gross Income allocated in all prior fiscal years pursuant to this subsection (a)(1)(B); and
          (C) the balance, if any, to the Partners in accordance with their Secondary Percentage Shares.

     (2) All Gross Expenses shall be allocated 99% to DMI and 1% to the General Partner.

     (3) In the event any grant of Units in Duke Realty by DMI to former employees as deferred compensation is required to be treated as a deduction of the Partnership and not of DMI, all Gross Expenses related to such compensation shall be allocated to DMI, and any Gross Income from the issuance of such Units shall be allocated to DMI.

     (4) Notwithstanding the foregoing, in no event shall the Partnership allocate to Duke Realty and the General Partner an amount of Gross Income in any taxable year that would result in DRE receiving an amount of Gross Income attributable to the Partnership, which is not specified in Code Section 856(c)(2) as qualifying income, in excess of 4-1/2% of its aggregate Gross Income from all sources for such taxable year; instead, the Partnership shall reallocate any such excess Gross Income from Duke Realty to DMI.

     (b) In connection with any Terminating Capital Transaction treated as an installment sale, Gross Income or Gross Expenses shall, for purposes of adjusting the Partners' respective Capital Accounts, be allocated under the foregoing provisions of this section as though the principal amount of the deferred obligation were received in full at the time of sale. In connection with any Terminating Capital Transaction properly treated as an installment sale under the Code, the portion of the Gross Income or Gross Expenses in each installment allocable to a given Partner shall, for federal income tax purposes, be in proportion to the Partner's total share of Gross Income or Gross Expenses from the Terminating Capital Transaction allocated to the Partner pursuant to the foregoing provisions of this section.

     (c) For purposes of this Section 4.04, the determination of a Partner's Capital Account shall be made without taking into account any liabilities treated as a contribution of money pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(c) (if the Partnership's payment of such liabilities would be treated as a distribution of money pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(c)).

     (d) All allocations to specified groups of Partners under this Article shall be made in accordance with their respective Percentage Shares or Secondary Percentage Shares, as applicable.

     SECTION 4.05.  REGULATORY ALLOCATIONS.

     (a)(i) MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article IV, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain determined in accordance with Section 1.704-2(g) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations. This Section 4.06(a)(i) is intended to comply with the minimum gain chargeback requirements in such Section of the Treasury Regulations and shall be interpreted consistently therewith. Where such a chargeback would cause a distortion of the intended distributions upon liquidation of the Partnership and it is not expected that the Partnership will have sufficient items of income, gain, loss and deduction to correct such distortion, the Partnership shall apply for a waiver of the minimum gain chargeback requirement in accordance with
               Section 1.704-2(f) of the Treasury Regulations.

          (ii) PARTNER MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article IV except Section 4.05(a)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with
               Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with
               Section 1.704-2(i)(4) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with
               Section 1.704-2(i)(4) of the Treasury Regulations.  This
               Section 4.05 (a)(ii) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

     (b) QUALIFIED INCOME OFFSET. In the event any Partner would be allocated Gross Expenses or other items of deduction or Code Section 705(a)(2)(B) Expenditures hereunder or unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations which would result in an Adjusted Capital Account deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account deficit of such Partner as quickly as possible, provided that an allocation pursuant to this
Section 4.05(b) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.05(b) were not in the Agreement.

     (c) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any fiscal year or other period shall be allocated among the Partners in accordance with their Percentage Shares as of the end of such fiscal year or other period.

     (d) PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i) of the Treasury Regulations.

     (e) SECTION 743 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

     (f) CURATIVE ALLOCATIONS. Any allocations of items of income, gain, loss, Code Section 705(a)(2)(B) Expenditures or deduction made pursuant to Sections 4.05(a), 4.05(b), 4.05(d) and 4.05(e) hereof shall be taken into account for the purpose of equitably adjusting subsequent allocations of income, gain, loss, Code Section 7.05(a)(2)(B) Expenditures and deduction among the Partners so that, to the extent possible, the net allocations in the aggregate, allocated to each Partner pursuant to this Article IV and the Capital Accounts of each Partner, shall as quickly as possible and to the extent possible consistent with the requirements of Sections 4.05(a), 4.05(b), 4.05(d) and 4.05(e) be the same as if no allocations had been made under those sections.
For purposes of applying the foregoing sentence, allocations pursuant to this
Section 4.05(f) shall only be made with respect to allocations pursuant to
Section 4.05(e) hereof to the extent the Tax Matters Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

     (g) ADJUSTMENTS ARISING FROM RELATED PARTY TRANSACTIONS. Whenever under Code Section 267(d), the Partnership realizes a gain, all or part of which is not recognized due to a prior disallowance of loss under Code Section 267(a) arising out of a transfer of property to the Partnership from a Partner or related party to such Partner (such Partner referred to herein as "Affected Partner"), other items of income or gain of the Partnership in an amount equal to the unrecognized gain shall be reallocated away from the Affected Partners and shall be allocated to Partners receiving the economic benefit associated with the corresponding nonrecognition of gain. If there exists insufficient income or gain in a taxable year, then income or gain from succeeding taxable years shall be reallocated until an amount of income or gain equal to the unrecognized gain has been reallocated. If as the result of the application of Code Section 267, the aggregate Capital Accounts of the Partners are not equal to the amount of Partnership capital, then pursuant to Treasury Regulations
Section 1.704-1(b)(2)(iv)(q), the Capital Accounts of the Affected Partners shall be adjusted accordingly to maintain equality between Capital Accounts and capital of the Partnership and to conform with the underlying economic
arrangement of the Partners.   This Section 4.05(g) is intended to equitably
adjust allocations of income, gain, loss, Code Section 705(a)(2)(B) Expenditures and deductions among the Partners so that, to the extent possible, the net allocations in the aggregate, allocated to each Partner pursuant to this Article IV and the Capital Accounts of each Partner, shall as quickly as possible and to the extent possible, be the same as if the distortions created by Code Section 267 had not occurred.

     (h) The Tax Matters Partner shall have reasonable discretion, with respect to each Partnership fiscal year, to (i) divide all allocations pursuant to
Section 4.05(f) hereof among the Partners in a manner that is likely to minimize such economic distortions, and (ii) request that the Commissioner of the Internal Revenue Service waive the chargeback allocations of Partnership Minimum Gain or Partner Minimum Gain, or both for such fiscal year if: (1) such allocation would cause a distortion in the economic arrangement among the Partners, (2) the Tax Matters Partner does not expect that the Partnership will have sufficient other income to correct that distortion, (3) with respect to the chargeback allocations of Partnership Minimum Gain, the Tax Matters Partner can demonstrate the facts required by Treasury Regulations Section 1.704-2(f)(4), and (4) with respect to the chargeback allocations of Partner Minimum

Gain, the Tax Matters Partner can demonstrate the facts required by rules consistent with Treasury Regulations Section 1.704-2(f)(4).

     SECTION 4.06. OTHER ALLOCATION RULES. Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations, such excess nonrecourse liabilities shall be allocated among the Partners in proportion to their respective Percentage Shares.

     SECTION 4.07.  TAX ALLOCATIONS; CODE SECTION 704(c).

     (a) In the event any Partnership property is reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such property at the time of its contribution to the Partnership or its revaluation pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), respectively, income, gain, loss, and deduction with respect to such property shall, solely for tax purposes, be allocated among the Partners in the manner required by Code Section 704(c) and Treasury Regulations
Section 1.704-1(b)(4)(i). Consistent with the foregoing, depreciation, amortization or other cost recovery deductions shall be allocated in accordance with the traditional method contained in proposed Section 1.704-3(b) of the Treasury Regulations or any similar succeeding applicable provision. For purposes of allocating the Partnership's earnings and profits to corporate Partners, depreciation, amortization and cost recovery deductions used in determining earnings and profits shall be allocated among the Partners in the same manner as allocations of depreciation, amortization and other cost recovery deductions for regular tax purposes, adjusted for differences in earnings and profits bases and depreciation periods.

     (b) In the event the Partnership realizes gain which is not recognized pursuant to Code Section 267(d), such gain shall be allocated to Affected Partners solely for tax purposes. The intent of this provision is to ensure that the taxable basis of each Affected Partner is maintained in a manner so that each Affected Partner recognizes his appropriate share of distributions, gain and loss as intended by the Partners in this Agreement as if the distortions created by Code Section 267 had not occurred.

     (c) Any elections or other decisions relating to such allocations shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this
Section 4.07 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Gross Income, Gross Expenses, other items, or distributions pursuant to any provision of this Agreement.

     SECTION 4.08. DEFICIT MAKE-UP OBLIGATION. In the event after liquidation of the Partnership and the allocation of liquidation proceeds pursuant to
Article VIII, the General Partner or DMI has a negative balance in its Capital Account, such Partner shall contribute to the Partnership within the time limits specified by Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3) an amount equal to such negative amount which shall be used to pay creditors of the Partnership and the balance of which shall be distributed to the other Partners in accordance with the positive balances in their Capital Accounts.

     SECTION 4.09. GENERAL PROVISIONS. In the event of an increase or a decrease in the interest of a Partner at any time after the Partnership's initial fiscal quarter other than at the end of a fiscal quarter of the Partnership, the share of the Gross Income and Gross Expenses and the Distributable Cash of the Partnership shall be allocated among the Persons whose shares are changed as determined by the General Partner pursuant to Code
Section 706(d).

     SECTION 4.10. NO INTEREST ON CAPITAL ACCOUNTS. No Partner shall be entitled to receive any interest from the Partnership on account of the amount of its Capital Account.

     SECTION 4.11. DISTRIBUTION OF PROPERTY. Unless the Partners otherwise agree, in the event it becomes necessary to make a Distribution of Partnership property in kind, then such property shall be transferred and conveyed to the Partners, or their assigns, so as to vest in each of them as a tenant-in-common, a percentage interest in the whole of said property equal to the percentage interest he would have received had such property not been distributed in kind.

     SECTION 4.12. RETURN OF CAPITAL CONTRIBUTION. Except as provided in this Agreement, no Partner shall be entitled to withdraw any part of its Capital Contribution or to receive any Distributions from the Partnership. No Partner shall have the right to demand or receive property other than cash in return for its Capital Contribution; and if upon dissolution the Partnership property remaining after the payment or discharge of debts and liabilities of the Partnership is insufficient to return said contributions, no Limited Partner shall have any recourse against the General Partner or any other Limited Partner.

     SECTION 4.13. RESTRUCTURING OF PARTNERSHIP. In the event the Unaffiliated DRE Directors reasonably determine that Gross Income will be reallocated among the Partners pursuant to Section 4.04(a)(4), the Partnership shall be restructured in a manner mutually agreed upon by the Partners which will as much as possible retain the economic benefits each Partner would have received absent the reallocations pursuant to Section 4.04(a)(4).


                                    ARTICLE V

                   ACCOUNTING, REPORTING AND HOLDING OF ASSETS

     SECTION 5.01. FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

     SECTION 5.02.  RECORDS, ACCOUNTING AND REPORTS.

     (a) The books of account and records of the Partnership shall be located at such place as may be specified by the General Partner and shall be kept and maintained on an accrual basis in accordance with generally accepted accounting principles.

     (b) Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device; PROVIDED THAT the records so maintained are convertible into clearly legible written form within a reasonable period of time.

     (c)  As soon as practicable, but in no event later than one hundred five
(105) days after the close of each Partnership

Year, the General Partner shall cause to be delivered to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of DRE if such statements are prepared on a consolidated basis with DRE, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner. The mailing of copies of DRE's annual report on Form 10-K to the Limited Partners shall constitute compliance with this subsection.

     (d) As soon as practicable, but in no event later than sixty (60) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be delivered to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of DRE, if such statements are prepared on a consolidated basis with DRE, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate. The mailing of copies of DRE's quarterly report on Form 10-Q to the Limited Partners shall constitute compliance with this subsection.

     SECTION 5.03.  RIGHT TO INSPECTION.

     (a) Each Partner or his duly authorized agent shall at all reasonable times have access to and the right at his expense to inspect and copy any of the books and records of the Partnership.

     (b) In addition to other rights provided by this Agreement or by the Act, and except as limited by subsection (d) hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own expense:

          (i) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by DRE pursuant to the Securities Exchange Act of 1934;

          (ii) to obtain a copy of the Partnership's federal, state and local income tax returns for each Partnership Year;

          (iii)to obtain a current list of the name and last known business, residence or mailing address of each Partner;

          (iv) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

          (v) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

     (c) Notwithstanding any other provision of this Section 5.03, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or DRE, or (ii) the Partnership or DRE is required by law or by agreements with unaffiliated third parties to keep confidential.

     SECTION 5.04.  HOLDING AND TRANSFER OF ASSETS.

     (a) All property, real or personal, owned by the Partnership shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; PROVIDED, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership on its books and records, notwithstanding the name in which legal title to such assets is held.

     (b) Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and
(iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

     SECTION 5.05. BANK ACCOUNTS. Funds of the Partnership may be deposited in its name in such bank account or accounts as shall be designated from time to time by the General Partner.

All withdrawals from Partnership accounts shall be made upon checks signed by or upon the authorization of the General Partner. The General Partner may designate one or more Persons to sign checks upon its authorization.

     SECTION 5.06. TAX STATUS; NOTICE OF TAX CONTROVERSY. The Partnership shall be treated and shall file its tax returns as a partnership for federal, state and municipal income tax and other tax purposes. If any Partner shall receive notice of a tax examination of the Partnership by federal, state or local authorities, it shall immediately give notice thereof to the General Partner.

     SECTION 5.07.  TAX MATTERS PARTNER; TAX ELECTIONS; TAX RETURNS.

     (a) The General Partner is hereby designated as the Tax Matters Partner of the Partnership under Subchapter C of Chapter 63 as contained in subtitle F of the Code. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the Tax Matters Partner shall furnish the IRS with the name, address and profit interest of each of the Limited Partners; PROVIDED, however that such information is provided to the Partnership by the Limited Partners.

     (b)  The Tax Matters Partner is authorized, but not required:

          (i) To enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the Tax Matters Partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (A) who (within the time prescribed pursuant to the Code and

                    Regulations) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner, or (B) who is a "notice partner" (as defined in Section 6231 of the Code) or a member of a "notice group" (as defined in
                    Section 6223(b)(2) of the Code);

          (ii) In the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership's principal place of business is located;

          (iii) To intervene in any action brought by any other Partner for judicial review of a final adjustment;

          (iv) To file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

          (v) To enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

          (vi) To take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

          The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Partner, and the provisions relating to indemnification of the General Partner set forth in Section 3.10 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

     (c) The Tax Matters Partner shall receive no compensation for its services. All third party costs and expenses incurred by the Tax Matters Partner in performing its duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or legal counsel to assist the Tax Matters Partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

     (d) The Tax Matters Partner has the authority to make or not to make any election permitted to be made by the Partnership under the Code. Without limiting the generality of the foregoing, the Tax Matters Partner is authorized to make an election on behalf of the Partnership under Section 754 of the Code. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner's determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

     (e) The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

     SECTION 5.08. TAX MATTERS PARTNER NOT LIABLE. The Tax Matters Partner shall not be liable to any Partner or the Partnership on account of any action taken or not taken so long as it shall act in good faith in such capacity. Without limiting the generality thereof, the Tax Matters Partner shall be deemed to have acted in good faith in taking any action which benefits Partners holding at least [fifty percent (50%)] of the Partnership Interests, as determined by Percentage Shares.

     SECTION 5.09. WITHHOLDING. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a Distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) and (ii) shall be treated as having been distributed to such Limited Partner. Any tax credit available with respect to any withheld amount shall be allocated to the Partner with respect to whom such amount was withheld. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 5.09. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 5.09 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive Distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in THE WALL STREET JOURNAL, plus four percentage points (but not higher than the maximum lawful rate) from the date such amount is due (I.E., 15 days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.


                                   ARTICLE VI

                   DISSOLUTION AND CONTINUATION OF PARTNERSHIP

     SECTION 6.01. DISSOLUTION. The Partnership shall be dissolved and, unless continued, its assets shall be disposed of and its affairs wound up upon the occurrence of any of the following events:

     (a) The expiration of the term in Section 1.03, including any extension thereof.

     (b)  The withdrawal or dissolution of the General Partner.

     (c) Special Partner Approval and approval by the General Partner of a voluntary agreement at any time to dissolve the Partnership.

     (d) Entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act.

     (e) The sale or other disposition (other than a disposition occurring upon a financing or refinancing) of all or substantially all of the assets and properties of the Partnership.

     SECTION 6.02. DEEMED DISTRIBUTION AND RECONTRIBUTION. Notwithstanding any other provisions of this Article VI, in the event the Partnership is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but where the Partnership is continued, the Partnership's assets shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed its assets in kind to the Partners, and immediately thereafter the

Partners shall be deemed to have recontributed the property in kind to the Partnership without effecting any change in Percentage Shares or Secondary Percentage Shares or in the ownership of Partnership Interests as a result of such distribution and recontribution.

     SECTION 6.03 NOTICE OF DISSOLUTION. In the event a dissolution of the Partnership occurs pursuant to Section 6.01, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

     SECTION 6.04. CONTINUATION OF PARTNERSHIP. In the event of the dissolution or withdrawal of the General Partner, all powers granted to the General Partner shall terminate and a new General Partner may be selected within ninety (90) days of the date of dissolution and the business of the Partnership may be continued as a successor limited partnership with the approval of Limited Partners (other than the General Partner or DRE) holding more than 50% of the Percentage Shares held by Partners other than the General Partner or DRE. If the business of the Partnership is so continued, the successor limited partnership shall be governed by the terms and provisions of this Agreement. If the business of the Partnership is not so continued, the Partnership shall be liquidated in accordance with Article VIII.

     SECTION 6.05. EXTENSION OF TERM. The initial term of this Agreement as set forth in Section 1.03 shall be extended to December 31, 2068 if prior to the expiration of such initial term the extension is approved by Partners holding more than fifty percent (50%) of the Percentage Shares.


                                   ARTICLE VII

                    TRANSFER OF UNITS AND CHANGES IN PARTNERS

     SECTION 7.01. GENERAL PARTNER TRANSFERS RESTRICTED. The General Partner shall not voluntarily withdraw from the Partnership or take any action described in item (B), (C) or (D) of the definition of "Bankruptcy" in Section 1.04, or make an Assignment of any of its Partnership Interest, or dissolve or liquidate, except as permitted by this Agreement or with Special Partner Approval.

     SECTION 7.02.  LIMITED PARTNER TRANSFERS RESTRICTED.

     (a) No Limited Partner shall make an Assignment of all or any portion of its Partnership Interest, or any of such Limited Partner's rights as a Limited Partner, without the prior written consent of the General Partner and, in the case of an Assignment by Duke Realty, of DMI, which consent may be given or withheld by the General Partner (and DMI, if applicable) in its sole and absolute discretion, except (i) pursuant to Section 7.03 or (ii) if a Limited Partner is a partnership, corporation or trust, the Limited Partner shall be permitted to distribute to any of its equity owners such equity owner's PRO RATA share of Partnership Interest (but any such distributee will have no right to become a Partner except with Special Partner Approval).

     (b) Notwithstanding the provisions of subsection (a), the Limited Partner may grant a bona fide security interest in its Partnership Interest, and such Partnership Interest may be assigned to the secured party pursuant to such a security interest; PROVIDED, HOWEVER, that (i) the secured party shall be an institutional lender (or an Affiliate of such a lender), and (ii) the secured party will have no right to become a Partner except with Special Partner Approval.

     (c) Any purported Assignment of a Partnership interest by a Limited Partner in violation of Section 7.02(a) shall be void AB INITIO and shall not be given effect for any purpose by the Partnership.

     SECTION 7.03.  DUKE REALTY OPTION.

     (a) Duke Realty shall have an option (the "Duke Realty Option") to acquire the entire Partnership Interest of DMI at an option price (the "Option Price") equal to and in the form of 416,667 Duke Realty Units (subject to adjustment as provided in subsection (b) below) to be issued by Duke Realty to DMI, whereupon Duke Realty shall acquire DMI's Partnership Interest and shall be treated for purposes of this Agreement as the owner of such Partnership Interest. The Duke Realty Option may only be exercised if DMI is released from all obligations and liabilities respecting the Partnership or any assets or obligations of the Partnership and is indemnified by Duke Realty for all such obligations and liabilities to the same extent as described in Section 3.10. The Duke Realty Option shall be exercised by delivery by Duke Realty of a notice of exercise to

DMI specifying the number of Duke Realty Units comprising the Option Price and a date not less than ten (10) days from the date of delivery of the notice to DMI upon which the closing of the option exercise is to occur. Following exercise of the Duke Realty Option, payment of the Option Price to DMI, securing of any required release of DMI and execution by Duke Realty of an indemnification agreement as required by this section, DMI shall be deemed to have withdrawn as a Partner and this Agreement shall be deemed to have been amended to reflect such transfer, the withdrawal of DMI and the adjustment of the Percentage Shares and Secondary Percentage Shares of the Partners.

     (b) In case Duke Realty shall subdivide or reclassify the outstanding Duke Realty Units into a greater number of Duke Realty Units, the Option Price in effect at the opening of business on the day following the date fixed for the determination of Duke Realty Unit holders subject to such subdivision or reclassification shall be proportionately adjusted so that DMI shall be entitled to receive, upon exercise of the Duke Realty Option, the number of Duke Realty Units which it would have owned at the opening of business on the day following the date fixed for such determination had the Duke Realty Option been exercised and the Option Price been paid immediately prior to such time.

     (c) DMI agrees to execute such documents as Duke Realty may reasonably require in connection with the issuance of Duke Realty Units upon exercise of the Duke Realty Option.

     (d) Upon any dissolution of Duke Realty following which Duke Realty is liquidated rather than continued in business by its partners, DMI shall have an option (the "DMI Option") to cause DRE to acquire, and upon exercise of the DMI Option DRE shall acquire, the entire Partnership Interest of DMI at a price (the "Put Price") equal to and payable in a number of shares of DRE common stock determined by multiplying (i) 416,667 Duke Realty Units, adjusted as provided in subsection (b), times (ii) the "Exchange Ratio" then in effect pursuant to
Section 7.07 of the Agreement of Limited Partnership of Duke Realty, as amended. The DMI Option shall be exercised by delivery by DMI of a notice of exercise to DRE specifying the number of shares of DRE common stock comprising the Put Price and a date not less than [ten (10)] days from the date of delivery of the notice to DRE upon which the closing of the option exercise is to occur. Upon closing of the DMI Option,

DMI shall be released from all obligations and liabilities respecting the Partnership or any assets or obligations of the Partnership and shall be indemnified by DRE for all such obligations and liabilities to the same extent as described in Section 3.10. Following exercise of the DMI Option, payment of the Put Price to DMI, release of DMI from obligations and liabilities as described in this subsection and execution by DRE of an indemnification agreement as described in this subsection, DMI shall be deemed to have withdrawn as a Partner.

     (e) Upon a determination by the Unaffiliated DRE Directors that payment of the Option Price in the form of Duke Realty Units could cause DRE to fail to qualify as a REIT, Duke Realty shall pay the Option Price in the form of an amount of cash equal to the "Current Market Price" (as defined in the Agreement of Limited Partnership of Duke Realty) of the number of shares of DRE common stock into which the Duke Realty Units comprising the Option Price could be exchanged pursuant to Section 7.07 of the Agreement of Limited Partnership of Duke Realty. Upon a determination by the Unaffiliated DRE Directors that payment of the Put Price in the form of shares of DRE common stock could cause DRE to fail to qualify as a REIT, DRE shall pay the Put Price in the form of an amount of cash equal to the "Current Market Price" (as defined in the Agreement of Limited Partnership of Duke Realty) of the number of shares of DRE common stock comprising the Put Price.

     (f) DRE shall at all times reserve and keep available for issuance upon the exercise of the DMI Option such number of shares of its authorized but unissued common stock as will be sufficient to permit the exercise of the DMI Option. All shares of DRE's common stock, when issued upon exercise of the DMI Option, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

     SECTION 7.04. EFFECT OF TRANSFER. Any assignee or other transferee of any Partnership Interest or any interest therein shall take subject to the restrictions and conditions to transfer imposed by this Article.

                                  ARTICLE VIII

                                   LIQUIDATION

     SECTION 8.01. LIQUIDATION DETERMINATION. In the event of dissolution where the Partnership is not continued pursuant to this Agreement or otherwise, the Partnership shall be liquidated.

     SECTION 8.02. LIQUIDATION PROCEDURE. A reasonable time, as determined by the General Partner, from the date of an event of dissolution shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of its liabilities. Upon the completion of dissolution in accordance with the terms hereof, the Partnership shall terminate and the General Partner shall execute, acknowledge and cause to be filed a certificate of cancellation of the Partnership whereupon it shall cease to exist in all respects. In the event of a dissolution of the Partnership, liquidation of the assets of the Partnership and discharge of its liabilities may be carried out by a liquidation trustee or receiver, who shall be a bank or trust company or other person or firm having experience in managing, liquidating or otherwise handling property of the type then owned by the Partnership. Such liquidation trustee or receiver shall be designated by the General Partner (or in the absence of the General Partner, by the Limited Partners holding more than 50% of the Units). A liquidation trustee shall be not personally liable for the debts of the Partnership but otherwise shall have such obligations and authorities as are given the General Partner pursuant to this Agreement or as may be agreed upon between the Partners and said liquidation trustee.

     SECTION 8.03. ALLOCATION OF LIQUIDATION PROCEEDS. Upon liquidation of the Partnership, the liquidation proceeds shall be applied and distributed in the following manner and order of priority:

          (i) To the payment of liabilities of creditors other than Partners and to the expenses of liquidation;

          (ii) To the setting up of any reserves which the General Partner determines reasonably necessary for any contingent liabilities of the Partnership or of any Partner arising out of or in connection with a Partnership liability, which revenues shall be paid over by the Partnership to an escrow agent or shall be held for the purpose of disbursing such reserves in payment of any such contingent liabilities and, at the expiration of such period as the General Partner shall deem advisable, the balance of which shall be distributed as otherwise provided in this section;

          (iii) To the payment of any liabilities to the Partners (other than Capital Accounts), arising out of or in connection with a Partnership liability, or if the amount available for such payment is insufficient, a PRO RATA portion thereof; and

          (iv)      The remainder to the Partners in accordance with Section
                    4.03 of this Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.01. NOTICE. All notices, elections, consents and approvals under this Agreement shall be in writing, and shall be effectively given to any Partner if delivered to the Partner or if mailed by certified mail, return receipt requested, to such Partner at the address provided to the General Partner. Any Partner may change his or its address for notice by giving notice of such change to the General Partner.

     SECTION 9.02. CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

     SECTION 9.03. ASSIGNS AND SUCCESSORS IN INTEREST. Except as otherwise provided herein, this Agreement shall be binding upon and shall run for the benefit of the parties executing this Agreement, and the personal representatives, heirs, legatees, devisees, assigns and successors in interest of the Partners.

     SECTION 9.04. ASSIGNMENT. No Partner to this Agreement may Assign its Units or any right therein to any other Person except as expressly permitted by this Agreement. However, in the event of any Assignment of Units in accordance with the provisions of this Agreement, the Partners agree to execute such documents as may be necessary to effect such change, including required changes to this Agreement and the Certificate described in Section 9.06.

     SECTION 9.05.  AMENDMENT.

     (a) The General Partner, without obtaining the consent of the other Partners, may amend this Agreement at any time, in its sole and exclusive discretion, but only to reflect:

          (i)       A change in the name of the Partnership;

          (ii) A change in the principal place of business of the Partnership;

          (iii) The admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement, so long as any Person admitted or substituted as a Partner executes a written document agreeing to be bound by this Agreement;

          (iv) A change that (A) is of an inconsequential nature and does not adversely affect the Limited Partners or any assignees in any material respect or (B) is required by this Agreement;

          (v) A change to satisfy any requirements or conditions contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

     (b) This Agreement may be otherwise amended with the consent of the General Partner and Special Partner Approval. Notwithstanding the preceding sentence, any amendment which would have any of the following effects must be consented to in writing by each Partner whose rights or obligations as expressly provided in this Agreement are directly and adversely affected by such amendment:

          (i) Increase a Partner's obligation to contribute to the Partnership or decrease the Capital Account of a Partner;

          (ii)      Alter the allocations of Gross Income and Gross Expenses;

          (iii)     Alter the manner of computing Distributions;

          (iv)      Alter the voting rights or status of Partners;

          (v)       Alter or modify the Duke Realty Option as set forth in
                    Section 7.03 and related definitions; or

          (vi)      Alter the procedures for amending this Agreement.

     (c) Notwithstanding the foregoing, the unanimous consent of the Partners is required for any amendment which, in the opinion of counsel for the
Partnership:

          (i)       Is in violation of the provisions of the Act; or

          (ii) Would cause the Limited Partners to incur liability as general partners.

     (d) Amendments to this Agreement may be proposed by the General Partner or by a proposal in writing signed by Partners holding ten percent (10%) or more of the Percentage Shares, such proposal to be given to the General Partner and the other Partners at the addresses appearing in the records of the Partnership.

     (e) The General Partner shall provide written notice to the Limited Partners when any action under subsection (a) is taken.

     SECTION 9.06. CERTIFICATE OF LIMITED PARTNERSHIPP. The Partnership shall file a Certificate of Limited Partnership in such office or offices in such jurisdiction or jurisdictions where such a filing is required by applicable law or deemed desirable by the General Partner. In the event of any change requiring the cancellation or amendment of such certificate under the Act or such other applicable law, the General Partner shall cause the certificate to be cancelled or amended in accordance with law by an appropriate filing, without the necessity of first obtaining the prior consent of the other Partners.

     SECTION 9.07. FURTHER ASSURANCES. The Partners will execute and deliver such further instruments and do such further acts and things as may be necessary to carry out the intent and purpose of this Agreement.

     SECTION 9.08. WARRANTIES OF REPRESENTATIVES. Each Person executing this Agreement on behalf of a party hereto represents and warrants that he has been fully empowered to execute this Agreement, and that all necessary action for the execution of this Agreement has been taken.

     SECTION 9.09. COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day that is not a Saturday, Sunday or legal holiday.

     SECTION 9.10. CAPTIONS. Article and section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

     SECTION 9.11. IDENTIFICATION. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural; and the masculine gender shall include the feminine and neuter genders.

     SECTION 9.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts or by separate signature pages identified as such and all of such counterparts or signature pages shall for all purposes constitute an agreement binding on the parties hereto, notwithstanding that all parties are not signatory to the same counterpart or signature page.

     SECTION 9.13. PARTNERS' CAPABILITY. Anything in this Agreement to the contrary notwithstanding, no Partner, or any Assignee of the interests thereof, shall be a Person or organization prohibited by law from becoming such. Any assignment of an interest in the Partnership to any Person or organization not meeting such standard shall be void and ineffective and shall not bind the Partnership.

     SECTION 9.14. SEVERABILITY. If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement will continue in full force and effect so far as the intent of the parties can be carried out.

     SECTION 9.15. APPROVAL OR CONSENT. Except as otherwise provided herein, any approval or consent required in this Agreement by Partners shall be deemed given upon the affirmative vote at a meeting, or the execution of a written ballot or consent form indicating consent, by Partners holding more than fifty percent (50%) of the Percentage Shares. The term "consent" shall comprise the word "approve" as used in the Act.

     SECTION 9.16. MEETINGS. Meetings of the Partnership may be called by the General Partner and shall be called by the General Partner upon the written request of the Partners holding more than ten percent (10%) of the Percentage Shares.

     SECTION 9.17. CONSENT OF PARTNERS AND ASSIGNEES. By acceptance of a Partnership Interest, each Partner and each assignee expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners, and each such Partner and assignee shall be bound by the results of such action.

     SECTION 9.18. LIMITATION ON BENEFITS OF THIS AGREEMENT. It is the explicit intention of the Partners that no Person other than the Partners and the Partnership (and, to the extent provided in Section 3.10, the Persons entitled to be indemnified thereunder) is or shall be entitled to bring any action by or on behalf of the Partnership to enforce any provision of this

Agreement against any Partner (or its successors and assigns) or the Partnership, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Partners (or their respective successors and assigns as permitted hereunder) and the Partnership (and, to the extent provided in Section 3.10, the Persons entitled to be indemnified thereunder).

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Agreement of Limited Partnership as of the 30th day of September, 1994.

                                        GENERAL PARTNER:

                                        DUKE SERVICES, INC.


                                        By: /s/ John W. Wynne
                                            ----------------------------------
                                            John W. Wynne
                                            Chairman of the Board

                                        LIMITED PARTNERS:

                                        DUKE REALTY LIMITED PARTNERSHIP

                                        By:       DUKE REALTY INVESTMENTS, INC.,
                                                  General Partner



                                        By: /s/ John W. Wynne
                                            ----------------------------------
                                            John W. Wynne
                                            Chairman of the Board


                                        DMI PARTNERSHIP

                                        By:  DUKE MANAGEMENT, INC.,
                                             General Partner



                                        By: /s/ Darell E. Zink, Jr.
                                            ----------------------------------
                                            Darell E. Zink, Jr.
                                            Secretary



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


                                        DRE:
                                        DUKE REALTY INVESTMENTS, INC., solely
                                        with respect to its obligations under
                                        Section 7.03 herein



                                        By: /s/ John W. Wynne
                                            ----------------------------------
                                            John W. Wynne
                                            Chairman of the Board






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